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The Gabelli Dividend & Income Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Andre Clemot

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Saba | Capital

Why Shareholders Should Elect an Independent Trustee to GDV's 13-Member Board

April 2026

About Saba Capital Management, L.P.

Saba has invested in closed-end funds for more than a decade.

- We are the second-largest common shareholder of the Gabelli Dividend & Income Trust (NYSE: GDV), with ownership of approximately 5.9% of the Fund's outstanding common shares.[1]
- Saba was founded in 2009 and ranks as one of the world's largest investors in closed-end funds.
- The firm manages $6 billion in assets on behalf of a diversified group of investors, including corporate pensions, public pensions, foundations, endowments and family offices.[2]
- Our closed-end fund activism strategy is anchored in long-term value creation by:
  - Pursuing changes that return discounted funds to their full NAV.
  - Advocating for low management fees and better governance.

Recent Recognition[3]

HEDGEWEEK	**2025 Hedgeweek US Awards** Event-Driven Emerging Fund of the Year
Institutional Investor	**2024 Hedge Fund Industry Awards** Activist Hedge Fund Manager of the Year
Institutional Investor	**2023 Hedge Fund Industry Awards** Activist Hedge Fund Manager of the Year
Risk.net	**2021 Risk Awards** Hedge Fund of the Year

[1] Saba's proxy statement. [2] AUM as of August 1, 2025. [3] Please see disclaimer on pg. 24.

Saba Has a Track Record of Promoting Shareholder-Friendly Governance

Saba Capital

Saba Capital Income & Opportunities Fund

(NYSE: BRW)

- ✓ Plurality vote standard
- ✓ Annual director elections
- ✓ Majority-independent board
- ✓ Equal voting rights

Saba Capital

Saba Capital Income & Opportunities Fund II

(NYSE: SABA)

- ✓ Plurality vote standard
- ✓ Annual director elections
- ✓ Majority-independent board
- ✓ Equal voting rights

Source: BRW and SABA proxy statements.

We Believe GDV's Subpar Governance and Board Composition Have Led to Underperformance

- GDV has a 13-member Board of Trustees that is responsible for overseeing the Fund and ensuring that the manager is delivering the best possible results for shareholders.
- Unfortunately, GDV has underperformed its peers and the S&P 500 over the past 10 years in terms of share price return, NAV return and its trading discount to NAV.[1]
- We believe the Board has not been an effective steward of shareholders' investment in GDV due to the trustees' apparent lack of independence from the manager (Gabelli Funds) and misalignment with shareholders' interests.
- At this year's Annual Meeting, shareholders will have the ability to vote on the re-election of four of the 13 trustees.
- Saba, an independent shareholder of GDV unaffiliated with Gabelli Funds, has nominated one independent candidate, who has never worked for Saba, for election to GDV's Board.
- We believe this candidate, Andre Clemot, will bring a fresh perspective to the Board and has the requisite experience to serve as an effective overseer of shareholders' investment in GDV.

[1] Bloomberg. Data runs from January 7, 2016 through January 7, 2026 (the day prior to Saba's 13D/A filing disclosing its nomination of Andre Clemot). Peers as listed on CEF Advisor: ETG, ETO, EVT and HTD. Benchmarks are the S&P 500 Index and Dow Jones Industrial Average, as listed in the Fund's annual report.

About GDV: Fund Information

Fund Statistics & Description (as of December 31, 2025)[1]

Inception Date: 11/28/2003
Total Net Assets: $3.2 Billion
Investment Adviser: Gabelli Funds, LLC
Share Price: $27.77
NAV per Share: $30.76
Premium/Discount: -9.7%
Gross Expense Ratio: 1.8% / 1.3%
Net Expense Ratio: 1.5% / 1.1%
Investment Objective: To seek a high level of total return with an emphasis on dividends and income. Invests at least 80% of its assets in dividend-paying securities (such as common and preferred shares) or other income-producing securities (such as fixed income debt securities and securities that are convertible into equity securities).
Asset Classes: Stocks and bonds (at least 80% of net assets in dividend-paying securities) (at least 50% of total assets in dividend-paying equity securities)

[1] The Fund's Q4 2025 factsheet.

About GDV: Portfolio Composition

Top Sectors of Portolio[1]

As of December 31, 2025



Financial Services
19%
Health Care
7%
Computer Software and Services
7%
Food and Beverage
5%
Diverisifed Industrial
5%

Top 10 Holdings[2]

As of December 31, 2025

- JPMorgan Chase & Co.
- Mastercard Inc.
- American Express Co.
- Bank of New York Mellon Corp.
- Alphabet Inc.
- Microsoft Corp.
- Eli Lilly & Co.
- Sony Group Corp.
- NVIDIA Corp.
- Republic Services Inc.

Geographic Exposure by Region[3]

As of December 31, 2025



2.9%
1.0%
0.3%
8.1%
87.7%
North America
Europe
Japan
Latin America
Asia/Pacific

[1] The Fund's Q4 2025 factsheet. [2] Ibid. [3] The Fund's annual report for the year ended December 31, 2025.

GDV's Underperformance vs. Peers



GDV Has Underperformed Peers and its Benchmarks for a Decade

NAV Return and Average Trading Discount to NAV					
Ticker	10-Year NAV Return	5-Year NAV Return	3-Year NAV Return	1-Year NAV Return	Average 10-Year Trading Discount
GDV	178.3%	58.4%	49.3%	19.6%	-11.2%
ETG	210.5%	74.0%	76.4%	28.4%	-5.0%
ETO	234.5%	69.6%	71.6%	26.7%	-7.2%
EVT	190.5%	57.6%	41.6%	14.9%	-2.9%
HTD	129.3%	59.3%	32.2%	13.3%	-4.2%
Peer Median	200.5%	64.5%	56.6%	20.8%	-5.5%
S&P 500	322.8%	95.6%	85.4%	18.6%	N/A
Dow Jones Industrial	268.4%	73.80%	54.30%	17.20%	N/A
GDV vs. Peer Median	-22.2%	-6.1%	-7.3%	-1.2%	-5.7%
GDV vs. S&P 500	-144.5%	-37.2%	-36.1%	+1.0%	N/A
GDV vs. Dow Jones Industrial	-90.1%	-15.4%	-5.0%	+2.4%	N/A

Source: Bloomberg. Data runs from January 7, 2016 through January 7, 2026 (the day prior to Saba's 13D/A filing disclosing its nomination of Andre Clemot). Peers as listed on CEF Advisor: ETG, ETO, EVT and HTD. Benchmarks are the S&P 500 Index and Dow Jones Industrial Average, as listed in the Fund's annual report.

GDV's Returns Have Massively Lagged the S&P 500 and Dow Jones Industrial



10-Year Indexed Total Price Return vs. Peer Median vs. Benchmarks
GDV Total Return: 208.3%
Peer Median Total Return: 218.7%
S&P 500 Total Return: 322.8%
Dow Jones Industrial Total Return: 268.4%
$450
$400
$350
$300
$250
$200
$150
$100
$50
01/08/2016
09/28/2016
06/20/2017
03/12/2018
11/28/2018
08/21/2019
05/12/2020
02/01/2021
10/20/2021
07/13/2022
04/03/2023
12/21/2023
09/13/2024
06/06/2025
GDV
Peer Median
SPX Index
INDU Index

Source: Bloomberg. Data runs from January 7, 2016 through January 7, 2026 (the day prior to Saba's 13D/A filing disclosing its nomination of Andre Clemot). Peers as listed on CEF Advisor: ETG, ETO, EVT and HTD. Benchmarks are the S&P 500 Index and Dow Jones Industrial Average, as listed in the Fund's annual report.

GDV Has Traded at a Wider Discount to NAV to its Peers

10-Year History: Market Price vs. NAV



$35
$30
$25
$20
$15
$10
01/08/2016
09/28/2016
06/20/2017
03/12/2018
11/28/2018
08/21/2019
05/12/2020
02/01/2021
10/20/2021
07/13/2022
04/03/2023
12/21/2023
09/13/2024
06/09/2025
GDV Price
GDV NAV

GDV's discount has widened in recent years.

10-Year History: Discount to NAV



10.0%
5.0%
0.0%
-5.0%
-10.0%
-15.0%
-20.0%
-25.0%
-30.0%
-35.0%
GDV Avg. Discount: -11.2%
Peer Median Avg. Discount: -5.0%
01/08/2016
09/28/2016
06/20/2017
03/12/2018
11/28/2018
08/21/2019
05/12/2020
02/01/2021
10/20/2021
07/13/2022
04/03/2023
12/21/2023
09/13/2024
06/09/2025
GDV
Peer Median

GDV has traded at a wider discount to peers.

Source: Bloomberg. Data runs from January 7, 2016 through January 7, 2026 (the day prior to Saba's 13D/A filing disclosing its nomination of Andre Clemot). Peers as listed on CEF Advisor: ETG, ETO, EVT and HTD.

We Believe GDV's Wide Discount Is Due to its Excessively High Fees

For a long-only equity fund, it's difficult to beat your benchmark when your expense ratio is so high.

GDV's Expense Ratio vs. Peers & Comparable Dividend ETFs		
Type of Fund	Ticker	Expense Ratio
CEF	GDV	1.28%
CEF	ETG	1.27%
CEF	ETO	1.29%
CEF	EVT	1.24%
CEF	HTD	4.24%
ETF	SCHD	0.06%
ETF	HDV	0.08%
ETF	DVY	0.38%
ETF	SPYD	0.07%

Source: Bloomberg. Peers as listed on CEF Advisor: ETG, ETO, EVT and HTD.

GDV's Board Lacks Independence and Accountability



Most of the Trustees Are Not Truly Independent – How Can They Be Trusted to Represent Shareholders?

Agnes Mullady
Former Gabelli Funds executive

Christina Peeney
Beneficial interest in Gabelli Funds

Salvatora Zizza
Serves on Fund Complex boards

Elizabeth Bogan
Serves on Fund Complex boards

Susan Watson Laughlin
Serves on Fund Complex board

Mario Gabelli
Chairman & CIO
Serves on Fund Complex boards

Anthony Colavita
Serves on Fund Complex boards

Salvatore Salibello
Serves on Fund Complex boards; serves alongside Mr. Gabelli and his son at LICT Corp.[1]

James Conn
Lead Independent Trustee
Serves on Fund Complex boards

Michael Melarkey
Serves on Fund Complex boards

Colin Kilrain
Serves on Fund Complex boards

Frank Fahrenkopf, Jr.
Serves on Fund Complex boards; daughter also serves on Fund Complex boards

Source: The Fund's proxy statement. [1] LICT Corp.'s website.

GDV Has a Higher Voting Threshold for Shareholder Nominees

GDV raises the bar for dissident nominees, making it more difficult to elect trustees nominated by shareholders.

- In August 2022, the **Board unilaterally changed the Fund's bylaws to adopt a majority vote standard, which is nearly impossible to achieve, exclusively for "contested" elections**.[1]
  - In a contested election such as the one occurring this year, the election of a trustee nominee requires the votes of a majority of the Fund's outstanding shares.
  - In an uncontested election, whereby the only trustee nominees are put forth by the Board, the election of a trustee nominee only requires a plurality of the votes cast by the Fund's shares (i.e., the highest number of votes received that is less than a majority).
- **GDV's incumbent Board has effectively tilted the playing field in its favor**.

> ***"[T]hese companies effectively raised the bar for shareholder efforts to replace directors, "protecting" the incumbent directors in precisely the situation where there was actual risk of removal."***
>
> — ISS

> ***"In contested elections […] majority voting tends to favor incumbency and may unduly restrict a shareholder's ability to elect their desired candidates.***[2]***"***
>
> — GLASS LEWIS

[1] Institutional Shareholder Services insights article. [2] Glass, Lewis & Co. U.S. Election of Directors Voting Standards.

GDV's Preferred Shareholders (GAMCO) Effectively Control the Election of the Board in a Proxy Contest


Economic Ownership
Preferred 25%
Common 75%
Voting Power
Preferred + Common 85%
Preferred 15%

- GAMCO affiliates hold 58.5% of GDV's preferred shares.
- **Even though common shareholders own ~75% of GDV, they cannot exclusively elect any portion of the Board.**
- Instead, they share voting power with the preferred shareholders over ~85% of the Board, while **preferred shareholders have guaranteed control over ~15% of the Board and disproportionate influence over the rest**.
    - Preferred shareholders unilaterally elect two of GDV's 13 trustees, and vote alongside common shareholders to elect the other 11 trustees – though not annually since GDV has a classified Board.
- Because GDV requires trustee nominees in a contested election to receive a majority of all outstanding shares (not just votes cast), **if a large bloc, such as the preferred shareholders (who are aligned with management), vote against the election of a dissident's nominee, it becomes nearly impossible for the dissident nominee to reach >50% of all shares**.

Source: The Fund's proxy statement.

GDV's Staggered Trustee Terms Shield the Board from Accountability to Shareholders

GDV has a classified Board, despite this being a "problematic governance structure."

- The annual election of all trustees, at one time, encourages board accountability to shareholders, which, in turn, boosts a fund's performance.
- This view is shared by leading independent proxy advisors and large institutional investors.
- **GDV is an outlier: approximately 88% of the S&P 500 and 73% of the S&P 1500 hold annual board elections.[1]**

> ***Problematic Governance Structure:***
>
> - ***A classified board structure[2]***

ISS

> ***The annual election of directors provides increased accountability and requires directors to focus on the interests of shareholders.[3]***

GLASS LEWIS

GDV Trustees Are Not Up for Election Each Year[4]

Nominees to Serve Until 2029 Annual Meeting of Shareholders

Frank J. Fahrenkopf, Jr.*
Colin J. Kilrain*
Salvatore J. Zizza*
Anthony S. Colavita**

Trustees Serving Until 2028 Annual Meeting of Shareholders

Mario J. Gabelli
Michael J. Melarkey
Christina A. Peeney
Susan Watson Laughlin

Trustees Serving Until 2027 Annual Meeting of Shareholders

Robert P. Astorino
Elizabeth C. Bogan
James P. Conn
Agnes Mullady
Salvatore M. Salibello

[1] FactSet. [2] Institutional Shareholder Services 2026 U.S. Investment Stewardship Guidelines. [3] Glass, Lewis & Co. 2026 U.S. Proxy Voting Guidelines. [4] The Fund's proxy statement.

GDV's Trustees Are Overboarded – How Can They Focus on What's Best for Shareholders?

GDV's 13 trustees oversee a combined 199 portfolios in the fund complex.[1]

GDV Trustee	Position	Number of Portfolios in Fund Complex Overseen by Trustee[2]
Mario J. Gabelli	Chairman and Chief Investment Officer	30
Agnes Mullady	Interested Trustee	17
Christina Peeney	Interested Trustee	3
Robert Astorino	"Independent" Trustee	1
Elizabeth Bogan	"Independent" Trustee	12
Anthony Colavita*	"Independent" Trustee	26
James Conn	"Independent" Trustee	23
Frank Fahrenkopf, Jr.*	"Independent" Trustee	11
Colin Kilrain*	"Independent" Trustee	3
Michael Melarkey	"Independent" Trustee	27
Salvatore Salibello	"Independent" Trustee	6
Susan Watson Laughlin	"Independent" Trustee	2
Salvatore Zizza*	"Independent" Trustee	38

**Denotes trustee up for re-election at the 2026 Annual Meeting.*

Saba nominee Andre Clemot does not serve on any other Gabelli Funds board. He would be able to focus on what's best for GDV – and not Gabelli Funds' other vehicles.

[1] The Fund's proxy statement. [2] As of December 31, 2025, there are a total of 52 registered investment companies in the Fund Complex.

A Majority of GDV's Board Is Over-Tenured

GDV Trustee	Position	Tenure (Years)
Mario J. Gabelli	Chairman and Chief Investment Officer	23
Agnes Mullady	Interested Trustee	5
Christina Peeney	Interested Trustee	4
Robert Astorino	"Independent" Trustee	2
Elizabeth Bogan	"Independent" Trustee	5
Anthony Colavita*	"Independent" Trustee	5
James Conn	"Independent" Trustee	23
Frank Fahrenkopf, Jr.*	"Independent" Trustee	23
Colin Kilrain*	"Independent" Trustee	0
Michael Melarkey	"Independent" Trustee	23
Salvatore Salibello	"Independent" Trustee	23
Susan Watson Laughlin	"Independent" Trustee	9
Salvatore Zizza*	"Independent" Trustee	23

Saba nominee Andre Clemot will bring a fresh and objective perspective to the Board.

Source: The Fund's proxy statement.

The Trustees' Interests Are Not Aligned With Shareholders

The trustees, aside from Chairman and CIO Mr. Gabelli, have virtually no skin in the game.

Trustees (excl. Mr. Gabelli)	Percent of Shares Oustanding
Agnes Mullady	<1%
Christina Peeney	<1%
Robert Astorino	<1%
Elizabeth Bogan	<1%
Anthony Colavita	<1%
James Conn	<1%
Frank Fahrenkopf	<1%
Colin Kilrain	<1%
Michael Melarkey	<1%
Salvatore Salibello	<1%
Susan Watson Laughlin	<1%
Salvatore Zizza	<1%
Mario Gabelli & Associates	58.5% of Preferred Shares

Source: The Fund's proxy statement.

Andre Clemot Will Bring Independence and Accountability



An Independent and Highly Qualified Nominee: Andre Clemot



Andre Clemot will bring a fresh perspective, given he is independent of both Gabelli Funds and Saba. We believe his decades of leadership experience in the capital markets and the financial services industries would be valuable to GDV's Board.

- Mr. Clemot has served as a director on the **board of directors of Pathway Community Foundation**, a non-profit organization, since 2025.
- He previously served as the **Chief Risk Officer of CPC Climate Capital**, a nonprofit-affiliated climate finance startup, from 2024 to 2025.
- From 2002 through 2024, Mr. Clemot served in various leadership roles at **Deutsche Bank AG**, a global investment bank, including most recently as **Managing Director and Global Head of Credit Risk Management for Corporate and Structured Finance** and a member of the Global Credit Risk Executive Committee.
- Mr. Clemot began his career at **Crédit Lyonnais** in Paris, where he helped pioneer the French securitization market.
- Mr. Clemot earned a Master of Business Administration (DEA) from Université Paris Dauphine in 1991, and Master of Business Administration (DESS) from the University of Paris Panthéon-Sorbonne in 1989.
- He earned a Bachelor's degree from the University of Paris Panthéon-Sorbonne in 1988. In addition, Mr. Clemot received directorship certification from the **National Association of Corporate Directors** in 2025.

Source: Saba's proxy statement. Note: Company logos are for illustrative purposes only; Saba did not ask for or receive permission to use them.

Elect Independent Nominee Andre Clemot on the GOLD Proxy Card

Vote FOR Andre Clemot on Saba's GOLD Proxy Card

If you already voted using the Fund's white proxy card, you have every right to change your vote by voting using the GOLD proxy card.

Only the latest validly executed proxy that you submit will be counted.

Discard GDV's White Proxy Card

Voting "ABSTAIN" or "AGAINST" on the Fund's white proxy card is not the same as voting for Andre Clemot because a vote on the Fund's white proxy card will revoke any previous voting instructions that you submitted on the gold proxy card.

Legal Disclaimer

The materials in this presentation (the "Presentation") are for informational purposes only, are not complete and do not constitute an agreement, offer, a solicitation of an offer, or any advice or recommendation to enter into or conclude any transaction or confirmation thereof (whether on the terms shown herein or otherwise). This Presentation is not an advertisement. The Presentation should not be construed as legal, tax, investment, financial or other advice. The views expressed in the Presentation represent the opinions of Saba and are based on publicly available information with respect to GDV. Saba recognizes that there may be confidential information in the possession of GDV that could lead GDV to disagree with Saba's conclusions. Certain financial information and data used in the Presentation have been derived or obtained from filings made with the SEC or other regulatory authorities and from other third-party reports. Saba has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed in the Presentation. Saba does not endorse third-party estimates or research, which are used in the Presentation solely for illustrative purposes. No representation or warranty, express or implied, is made that data or information, whether derived or obtained from filings made with the SEC or any other regulatory agency from any third party, are accurate. Past performance is not an indication of future results. Neither the Participants nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any statement by any third party or in any SEC or other regulatory filing or third-party report. Unless otherwise indicated, the figures presented in the Presentation may not have been calculated using generally accepted accounting principles ("GAAP") and may not have been audited by independent accountants. Such figures may vary from GAAP in material respects and there can be no assurance that the unrealized values reflected in the Presentation will be realized. There is no assurance or guarantee with respect to the prices at which any securities of GDV will trade, and such securities may not trade at prices that may be implied in the Presentation. The opinions, estimates, projections, pro forma information and potential impact of the opportunities identified by Saba in the Presentation are based on assumptions that Saba believes to be reasonable as of the date hereof or as other cited, but there can be no assurance or guarantee that actual results or the performance of GDV will not differ, and such differences may be material. This presentation does not recommend the purchase or sale of a security. Saba reserves the right to change any of its opinions expressed in the Presentation at any time as it deems appropriate. Saba disclaims any obligation to update the data, information or opinions contained in the Presentation.

Disclaimer Regarding Awards Listed on Pg. 2

The 21st Annual Hedge Fund Industry Award: 2024 Activist Hedge Fund Manager of the Year is open to hedge funds whose strategy relies primarily on activist investments. Fund strategies that qualify in this category include but are not limited to activist and event-driven instruments. Saba submitted information related to 2023 investment returns, performance track record, risk management, stability of investment team, as well as portfolio management. Winners for the 2024 Institutional Investor Awards were announced on May 1, 2024. More information on the 2024 Institutional Investor Awards and a full list of the winners is available here: https://www.institutionalinvestor.com/article/2d6anafxgowqfj0jskbnk/culture/here-are-the-winners-of-the-21st-annual-hedge-fund-industry-awards. The 20th Annual Hedge Fund Industry Awards: Credit – Focused Hedge Fund Manager of the Year (the "Credit Fund Award") is open to hedge funds whose strategy relies primarily on credit investments. Fund strategies that qualify in this category include but are not limited to distressed debt, asset-based lending, emerging markets debt, and long-short credit. 2023 Activist Hedge Fund Manager of the Year (the "Activist Award," and together with the Credit Fund Award, the "2023 Institutional Investor Awards") is open to hedge funds whose strategy relies primarily on activist investments. Fund strategies that qualify in this category include but are not limited to activist and event-driven instruments. Saba submitted information related to 2022 investment returns, performance track record, risk management, stability of investment team, as well as portfolio management. Winners for the 2023 Institutional Investor Awards were announced on May 11, 2023. More information on the 2023 Institutional Investor Awards and a full list of the winners are available here: https://www.institutionalinvestor.com/article/b8ynqlgnjb6y8q/Here-Are-the-Winners-of-the-20th-Annual-Hedge-Fund-Industry-Awards. For each award's specific selection criteria, please contact Saba Capital. These nominations included an associated awards ceremony for which Saba Capital Management, L.P. ("Saba Capital") compensated the award provider (the "Award Provider") to attend the dinner ceremony. These awards do not constitute an endorsement by the Award Provider or investment advice, and do not express an opinion or view on Saba Capital's ability to perform its duties as an investment adviser. Ratings are in no way indicative of an adviser's future performance, which may vary.